Exhibit 99.1


 Metromedia International Group, Inc. Announces Retention of Advisory
        Firm to Assist with Getting the Company Current in its
                         Financial Reporting


    CHARLOTTE, N.C.--(BUSINESS WIRE)--April 30, 2007--Metromedia International Group, Inc. (the "Company") (currently traded as: PINK
SHEETS: MTRM - Common Stock and PINK SHEETS: MTRMP - Preferred Stock), the owner of interests in communications businesses in the country of Georgia, announced today that it has retained Kroll Zolfo Cooper, one of the world's pre-eminent advisory firms, to advise and assist the Company's corporate finance team in completing all fiscal year 2005, 2006 and 2007 outstanding periodic reports to be filed with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended. The engagement of Kroll Zolfo Cooper will be limited to and focus on the specific task of bringing historical financial reporting up to date.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

    This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including in particular those regarding the timing of completing and filing with the SEC its outstanding Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, June 30 and September 30, 2005 and 2006 and its outstanding Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and 2006. Various factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2004, and its most recently filed Form 8-K reports (dated January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July
18, 2005, July 25, 2005, July 28, 2005, August 3, 2005, August 10,
2005, September 8, 2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006, March 17, 2006, May 11, 2006, May 18, 2006,
June 26, 2006, July 14, 2006, August 8, 2006, August 15, 2006, August
22, 2006, September 27, 2006, October 2, 2006, October 10, 2006,
October 24, 2006, October 25, 2006, October 30, 2006, November 16, 2006, November 17, 2006, November 20, 2006, November 30, 2006,
December 5, 2006, December 13, 2006, December 15, 2006, December 18, 2006, March 1, 2007 and April 26, 2007). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events

    Please visit our website at www.metromedia-group.com.


    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle
             Executive Vice President Finance, Chief Financial Officer and Treasurer
             704-321-7380
             investorrelations@mmgroup.com